                                                                    EXHIBIT 99.1

                    [FINANCIAL STATEMENTS FOR THE YEAR 2001]

To the Members
of the G.I.E. Mar Profundo Girassol:


We have audited the accompanying balance sheets of Mar Profundo Girassol as of December 31, 2001 and December 31, 2000 and the related statements of income and cash flows for each of the two years in the period ended December 31, 2001, all expressed in Euros. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on this financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in France and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mar Profundo Girassol as of December 31, 2001 and December 31, 2000, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2001 in conformity with generally accepted accounting principles in France.

Accounting practices used by the company in preparing the accompanying financial statements conform with generally accepted accounting principles in France, but do not conform in certain respects with accounting principles generally accepted in the United States of America ("U.S. GAAP"). A description of these differences and a complete reconciliation of net income to U.S. GAAP is set forth in Note VIII.



                    Neuilly-sur-Seine, France, April 2, 2002




                           BARBIER FRINAULT & ASSOCIES
                               Francis Scheidecker

[MAR PROFUNDO GIRASSOL Logo]
BALANCE SHEETS
DECEMBER 31, 2001 AND 2000
ALL AMOUNTS REPORTED IN THOUSAND OF EUROS

ASSETS                                                            Note                  2 001                2 000
------------------------------------------------------------ ---------------- -------------------- -------------------
         Intangible assets , net                                   I 4                      -                    -
         Tangible assets, net                                  II 1 - II 2                  -                  642
         long-terms investments, net                              II 3                     11                  232
     ------------------------------------------------------- ---------------- -------------------- -------------------
     Total noncurrent assets                                                               11                  874
     ------------------------------------------------------- ---------------- -------------------- -------------------
         Inventories and work in progress
         Trade accounts receivables                               IV 1                 88 220              116 072
         Other receivables                                        IV 1                 37 475               23 193
         Cash and cash equivalents                                 III                 17 893               15 245
         Prepaid expenses                                         IV 2                    520                2 363
     ------------------------------------------------------- ---------------- -------------------- -------------------
     Total current assets                                                              144 108              156 873
============================================================ ================ ==================== ===================
Total assets                                                                           144 119              157 747
============================================================ ================ ==================== ===================

LIABILITIES AND EQUITY                                            Note                  2 001                2 000
------------------------------------------------------------ ---------------- -------------------- -------------------
         Profit for the financial year                                                 17 263               27 294
     ------------------------------------------------------- ---------------- -------------------- -------------------
     Equity                                                                            17 263               27 294
     ------------------------------------------------------- ---------------- -------------------- -------------------
     Reserves for losses and contingencies                         V 1                  3 734                1 302
     ------------------------------------------------------- ---------------- -------------------- -------------------
         Bank overdrafts                                                               16 052                1 090
         Trade accounts payable                                    V 2                 58 953              113 759
         Other payables                                            V 2                 48 024               14 199
         Deferred revenue                                                                  93                  103
     ------------------------------------------------------- ---------------- -------------------- -------------------
     Total current liabilities                                                        123 122              129 151
============================================================ ================ ==================== ===================
Total liabilities and equity                                                          144 119              157 747
============================================================ ================ ==================== ===================


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

[MAR PROFUNDO GIRASSOL Logo]
INCOME STATEMENTS
FOR THE THREE FINANCIAL YEARS ENDED DECEMBER 31, 2001 ALL AMOUNTS REPORTED IN THOUSAND OF EUROS

                                                              Note            2001            2000          1999
                                                                                                        audited)
------------------------------------------------------------ -------- --------------- ------------- ------------------
         Sales                                               VI 1          113 287         243 428       406 515
         Other income                                                          657             585           550
     ------------------------------------------------------- -------- --------------- ------------- ------------------
     Total operating products                                              113 943         244 013       407 065
     ------------------------------------------------------- -------- --------------- ------------- ------------------
         Purchase of raw material, equipment and supplies                   40 140         148 054       272 271
         Other purchases and external charges                               51 046          64 473        84 405
         Taxes                                                               1 491             391           992
         Allowance for provisions and depreciations                          3 426           1 372         2 823
         Other expenses                                                        126             187         1 070
     ------------------------------------------------------- -------- --------------- ------------- ------------------
     Total operating expenses                                               96 229         214 477       361 561
------------------------------------------------------------ -------- --------------- ------------- ------------------
Operating income                                                            17 714          29 536        45 504
------------------------------------------------------------ -------- --------------- ------------- ------------------
         Financial interests and income                                         84              94           137
         Foreign exchange gains                                                119             356           163
         Net gains on sales of short-term investments                           25              74           117
     ------------------------------------------------------- -------- --------------- ------------- ------------------
     Total financial income                                                    229             524           417
     ------------------------------------------------------- -------- --------------- ------------- ------------------
         Financial expenses and interests                                        2               5             3
         Foreign exchange losses                                               681           2 471           668
     ------------------------------------------------------- -------- --------------- ------------- ------------------
     Total financial expenses                                VI 3              683           2 476           671
------------------------------------------------------------ -------- --------------- ------------- ------------------
Financial income, net                                                         (454)         (1 952)         (254)
------------------------------------------------------------ -------- --------------- ------------- ------------------
Extraordinary income                                         VI 4                3           (290)         (155)
============================================================ ======== =============== ============= ==================
Net income (loss)                                            VI 5           17 263          27 294        45 095
============================================================ ======== =============== ============= ==================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

[MAR PROFUNDO GIRASSOL Logo]
STATEMENT OF CASH FLOWS
FOR THE THREE FINANCIAL YEARS ENDED DECEMBER 31, 2001 ALL AMOUNTS REPORTED IN THOUSAND OF EUROS

                                                                    2001            2000           1999
                                                                                              Unaudited
----------------------------------------------------------- --------------- -------------- ---------------

A - Cash flows from operating activities

   Net Income                                                     17 263          27 294         45 095
Adjustments to reconcile net income to net cash provided
(used in) by activities

   Depreciation and amortization                                     641           1 052          1 397
   Increase (decrease) of provisions                               2 432            (265)         1 497
   Loss (gain) on sale of property, plant and equipment                8             290             85
                                                            --------------- -------------- ---------------
                                                                  20 344          28 371         48 074
Changes in assets and liabilities
   Decrease (increase) in trade accounts receivable               27 852          12 541       (101 260)
   Decrease (increase) other current assets                      (12 440)         40 320          6 910
   Increase (decrease) in trade accounts payable                 (54 806)         (5 265)        58 024
   Increase (decrease) in other current liabilities               33 815         (17 162)       (10 323)
                                                                       -               -              -
                                                            --------------- -------------- ---------------
                                                                  (5 579)         30 434        (46 649)
----------------------------------------------------------- --------------- -------------- ---------------
Net Cash provided by operating activities                         14 765          58 805          1 425
----------------------------------------------------------- --------------- -------------- ---------------

B - Cash flows from investing activities

Increase of fixed assets
   Acquisitions of fixed assets                                      (11)            (12)          (783)
   Rent deposits                                                     222            (126)          (106)
                                                            --------------- -------------- ---------------
                                                                     211            (138)          (889)
Proceeds from sales of assets                                          4             114            164
Increase (decrease) of liabilities related to investments              -               -           (515)
----------------------------------------------------------- --------------- -------------- ---------------
Net cash used in investing activities                                215             (24)        (1 240)
----------------------------------------------------------- --------------- -------------- ---------------

C - Cash flows from financing activities

Dividends paid                                                   (27 294)        (45 095)             -
Increase (decrease) in bank overdrafts                            14 962           1 087             (4)
----------------------------------------------------------- --------------- -------------- ---------------
Net cash provided by (used in) financing activities              (12 332)        (44 008)            (4)
----------------------------------------------------------- --------------- -------------- ---------------
Net increase (decrease) in cash and cash equivalents               2 648          14 773            181
----------------------------------------------------------- --------------- -------------- ---------------
Cash and cash equivalents at beginning of year                    15 245             472            291
----------------------------------------------------------- --------------- -------------- ---------------
Cash and cash equivalents at end of year                          17 893          15 245            472
----------------------------------------------------------- --------------- -------------- ---------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

[MAR PROFUNDO GIRASSOL Logo]
NOTES TO THE FINANCIAL STATEMENTS
ALL AMOUNTS ARE PRESENTED IN THOUSANDS OF EUROS UNLESS STATED OTHERWISE.

Mar Profundo Girassol is a "Groupement d'Interet Economique" (G.I.E.), which is a French form of joint venture. It was incorporated April, 2 1998 and registered June, 15 1998. The registration has a term of five years until June, 15 2003.

Registration number  :    RCS Nanterre C 419 223 524
Main Office          :    32 avenue Pablo Picasso
                          92000 Nanterre
                          France.

Mar Profundo Girassol members are :

       Bouygues Offshore                  Stolt Offshore
       3 rue Stephenson                   32 avenue Pablo Picasso
       78180 Montigny le Bretonneux       92000 Nanterre
       France                             France
       RCS : Versailles B 302588462       RCS : Nanterre B 692007495
       equity interest : 50%              equity interest : 50%

The purpose of the G.I.E. is to jointly perform the following works :

1. a Floating Production Storage and Offloading (FPSO) unit, comprising a floater with oil storage and loading / offloading facilities, accommodation quarters, station keeping system and a topside plant to process the fluid produced from the reservoir and provide various field operation facilities,

2. a Loading Buoy unit which purpose is to moor a tanker for offloading oil from the FPSO.

Scope of work includes engineering, procurement, transportation, fabrication, installation and assistance to commissioning of the FPSO and the buoy.

As of the end of December 2001, the cumulative progress of the works achieved was 99.7 %.

ALL AMOUNTS ARE PRESENTED IN THOUSANDS OF EUROS UNLESS STATED OTHERWISE.

--------------------------------------------------------------------------------
NOTE I - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

1.   FINANCIAL STATEMENTS PRESENTATION

     Financial statements are presented in Euros in compliance with generally accepted French accounting principles. These accounting principles have not changed since the incorporation of the G.I.E. Mar Profundo Girassol. The accounting period is : January 1st to December 31st.

2. USE OF ESTIMATES:

     In conformity with generally accepted accounting principles in France, the preparation of financial statements requires management to make estimates and assumptions based on current information and expectations. These may affect the amounts reported in financial statements and accompanying notes. The actual final results may differ from these estimates which may then impact subsequent financial statements.

3.   FOREIGN CURRENCY TRANSACTIONS

     A substantial portion of Mar Profundo Girassol's revenue is denominated in US Dollars. However, some of Mar Profundo Girassol's costs are denominated in other currencies, particularly in Euro.

     In order to shield Mar Profundo Girassol from future currency exchange rate variations, its policy is to hedge future forecasted outflows against future forecasted inflows using forward sales contracts. This applies only to unbalanced currency positions. Thus, US Dollar versus Euro forward sales contracts are settled only for the portion of US Dollar revenue that exceeds US Dollar expenditure or vice versa.

     Mar Profundo Girassol's exchange position is updated on a regular basis using all information available such as actual and forecasted sales and expenses, budget variations, management's best estimate, etc... Major variations in the use of a currency different from the currency initially forecasted result in an appropriate adjustment of the forward currency exchange contracts.

     It is not Mar Profundo Girassol's intent to hold derivative financial instruments for speculative purpose.

     Based on the forward exchange rates for all the forward currency exchange contracts, Mar Profundo Girassol determines an average exchange rate for each currency against Euro, in particular for US Dollars. Hedged transactions denominated in currencies other than Euro are recorded using the average exchange rate as described above. All US Dollar denominated transactions are recorded on a pre-determinated rate based on the forward exchange contracts as explained above. A variation in the currency position that impacts currency hedging, such as delays in cash collection or change in the currency of a forecasted cash-flows results in costs because of the mismatch. This is immediately evaluated for both current and subsequent impacts and reflected in the accounts in proportion of the overall progress of the contract.

ALL AMOUNTS ARE PRESENTED IN THOUSANDS OF EUROS UNLESS STATED OTHERWISE.

4.   INTANGIBLE AND TANGIBLE ASSETS

     INTANGIBLE ASSETS

     These consist of the software for the project. Software is valued at its acquisition cost and amortized on a straight-line basis over a period of one year. This has been fully amortized as of December 31, 1999.

     TANGIBLE ASSETS

     Tangible assets are recorded at acquisition cost and depreciated on the straight line method over 3 years.

     LONG TERM INVESTMENTS

     These consist of deposits associated with operating lease contracts and are valued at their historical cost. They are reversed when the leasing contract is terminated and the deposit is reimbursed.

5.   CONTRACT AND REVENUE RECOGNITION

     Contract revenues and related costs are recognized on the percentage of completion method, based on total project costs incurred to date, over the estimated total costs of contract at completion. Claims for extra-work or change in scope of work may be included in contract revenues when collection is probable.

     Contract price and cost estimates are reviewed periodically as the works progress and adjustments proportionate to the percentage of completion are reflected in the margin. Billings that exceed revenues recognized under percentage of completion are recorded as deferred revenue. Revenues recognized under percentage of completion method that exceed billings are booked as unbilled receivable.

     General and administrative costs supported by the members of the G.I.E are not charged to Mar Profundo Girassol.

6.   CASH AND CASH EQUIVALENTS

     Cash equivalents consist of highly liquid investments (marketable securities) with original maturity date of three months or less. Marketable securities are accounted for at their historical value and gains are recorded as financial income when sold.

7.   INCOME TAXES

     As a G.I.E, Mar Profundo Girassol shares its earnings between members in proportion to equity interest.

     As a consequence and in application of French fiscal and corporate laws, earnings of Mar Profundo Girassol taxable in France are subject to French income tax at the level of the members.

     Corporate income tax borne by Mar Profundo Girassol for its non French earnings are recognized, up to the percentage of completion of the project, in Mar Profundo Girassol accounts.

ALL AMOUNTS ARE PRESENTED IN THOUSANDS OF EUROS UNLESS STATED OTHERWISE.

8.   RETIREMENT BENEFITS

     The G.I.E Mar Profundo Girassol does not employ personnel directly. The personnel engaged on the project are either employees of a G.I.E. member or subcontracted. Any retirements benefits provisions, when necessary, are accounted by these external companies.

9.   RESEARCH AND DEVELOPMENT

     Research and development costs are expensed when incurred.

--------------------------------------------------------------------------------
NOTE II - FIXED ASSETS
--------------------------------------------------------------------------------

1.   CHANGE IN TANGIBLE ASSETS

                                            Machinery                     Others
                                             equity     IT equipment   fixed assets    Total
     ------------------------------------- ----------- -------------- -------------- ---------
     Gross amount as of Dec. 31, 1999              671          2 448            837     3 956
         Additions                                   0             12              0        12
         Disposals                                             (1 236)           (40)   (1 276)
     Gross amount as of Dec. 31, 2000              671          1 224            797     2 692
         Additions                                  (0)            11             (0)       11
         Disposals                                   0           (118)          (132)     (250)
     Gross amount as of Dec. 31, 2001              671          1 117            665     2 453
     ------------------------------------- ----------- -------------- -------------- ---------

     1999 IS UNAUDITED

     Disposals result from the sale of obsolete data processing equipment. Related revenue is reported as extraordinary income in the Income Statement.

2.   CHANGE IN ACCUMULATED DEPRECIATION OF FIXED ASSETS

                                            Machinery   IT equipment      Others       Total
                                             equity                    fixed assets
------------------------------------------ ----------- -------------- -------------- ---------
Amount as of Dec. 31, 1999                         359          1 005            504     1 869
     Depreciations                                 192            590            270     1 052
     Disposal                                        0           (850)           (21)     (871)
Amount as of Dec. 31, 2000                         551            745            754     2 050
     Depreciations                                 120            483             38       641
     Disposal                                        0           (111)          (127)     (238)
Amount as of Dec. 31, 2001                         671          1 117            665     2 453
------------------------------------------ ----------- -------------- -------------- ---------

1999 IS UNAUDITED


3.   OTHER LONG TERM INVESTMENTS

     These amounts are made of deposits linked to operating leases.

ALL AMOUNTS ARE PRESENTED IN THOUSANDS OF EUROS UNLESS STATED OTHERWISE.

--------------------------------------------------------------------------------
NOTE III - CASH AND CASH EQUIVALENTS
--------------------------------------------------------------------------------

These amounts represent cash at the bank.

--------------------------------------------------------------------------------
NOTE IV - PREPAID EXPENSES AND OTHER CURRENT ASSETS
--------------------------------------------------------------------------------

1.   TRADE ACCOUNTS RECEIVABLE AND OTHER RECEIVABLES

                                              Trade       Advance         Current
                                            accounts    payments to    accounts with     Other       Other       Total
(Amount in K Eur)                          receivables   suppliers      GIE members               receivables
------------------------------------------ ------------ ------------- ---------------- ---------- ------------ ---------

Gross amount as of December 31, 2000           116 072         9 727           10 201      3 265       23 193   139 265
------------------------------------------ ------------ ------------- ---------------- ---------- ------------ ---------
   Receivable from related parties
   included                                                        0           10 201         23       10 224    10 224
   Accrued receivables Included                 93 349                                                      0    93 349

Gross amount as of December 31, 2001            88 220         9 674           22 447      5 353       37 475   125 694
------------------------------------------ ------------ ------------- ---------------- ---------- ------------ ---------
   Receivable from related parties
   included                                                        0           22 447        134       22 581    22 581
   Accrued receivables Included                 48 798                                                      0    48 798
------------------------------------------ ------------ ------------- ---------------- ---------- ------------ ---------

     All amounts are due within one year.

2.   PREPAID EXPENSES

         These amounts represent the work progress adjustment of major subcontracts.

--------------------------------------------------------------------------------
NOTE V - ACCRUED EXPENSES AND OTHER LIABILITIES
--------------------------------------------------------------------------------

1.       Reserves for losses and contingencies

                                                                 Reserves for
                                                                  losses and
                                                                contingencies
         ---------------------------------------------------- -----------------

         Amount as of December 31, 2000                                 1 302
         ---------------------------------------------------- -----------------
                  FOREIGN TAXES (1)                                       966
                  PLANT DEMOBILISATION (2)                                336

         Amount as of December 31, 2001                                 3 734
         ---------------------------------------------------- -----------------
                  FOREIGN TAXES (1)                                       373
                  INSTALLATION WORKS AND OTHER (2)                      3 361
         ---------------------------------------------------- -----------------


         (1) Income tax due by MPG in foreign countries is evaluated and accrued in proportion to the progress of the project.

         (2) Reserve against claims arising from the subcontracted installation works for the FPSO and Buoy moorings.

ALL AMOUNTS ARE PRESENTED IN THOUSANDS OF EUROS UNLESS STATED OTHERWISE.

2.   TRADE ACCOUNTS PAYABLE AND OTHER PAYABLES

                                            Trade                       Current
                                          accounts        Down       accounts with     Other       Other      Total
(Amount in K Eur)                          payable      payments      GIE members    Payables    Payables
---------------------------------------- ------------ ------------- ---------------- ---------- ------------ ---------

Gross amount as of December 31, 2000         113 759        13 854                         345       14 199   127 958
---------------------------------------- ------------ ------------- ---------------- ---------- ------------ ---------
   PAYABLES FROM RELATED PARTIES
   INCLUDED                                    3 039             0                                        0     3 039
   Accrued receivables Included               97 877                                                      0    97 877

Gross amount as of December 31, 2001          58 953          3911           42 147      1 939       48 024   106,977
---------------------------------------- ------------ ------------- ---------------- ---------- ------------ ---------
   PAYABLE FROM RELATED PARTIES
   INCLUDED                                    3 647             0           42 174                  42 174    45 821
   Accrued expenses Included                  30 149                                                      0    30 149
---------------------------------------- ------------ ------------- ---------------- ---------- ------------ ---------


--------------------------------------------------------------------------------
NOTE VI - INCOME AND EXPENSES
--------------------------------------------------------------------------------

1.   SALES

     Recognition of the contract income in proportion to the overall progress of the project.

2.   RELATED PARTIES TRANSACTIONS

     Mar Profundo Girassol contracts with its members for the purchase of a number of services in the normal course of business. The amounts are :

                                     Trade with
                                      related
     (Amount in K Eur)                parties
     ----------------------------- -------------
     1999 (UNAUDITED)                    14 039
     2000                                 7 724
     2001                                 2 993
     ----------------------------- -------------


3.   FINANCIAL INCOME

     These amounts represent mainly the cost of Mar Profundo Girassol currency hedgings adjustments.

4.   EXTRAORDINARY INCOME

     These amounts are related to the sale and disposal of useless data processing equipment.

5.   INCOME FOR THE FINANCIAL YEAR

     Mar Profundo Girassol's results does not include general and administrative costs nor French income tax charges. These costs are accounted for at the G.I.E members level. Results are immediately distributed to the G.I.E. members.

ALL AMOUNTS ARE PRESENTED IN THOUSANDS OF EUROS UNLESS STATED OTHERWISE.

--------------------------------------------------------------------------------
NOTE VII - FORWARD CURRENCY CONTRACTS
--------------------------------------------------------------------------------

                                                    Outstanding             Outstanding
                                                 forward contracts       forward contracts
                                                 as of dec 31, 2001      as of dec 31, 2000
(Amount in KEur)                                 AMOUNT IN CURRENCY      AMOUNT IN CURRENCY
---------------------------------------------- ----------------------  ----------------------
Forward exchange - Currency sold

     USD                                                  43 827 950              74 813 330
Forward exchange - Currency purchased

     EURO                                                 39 227 755              63 393 047
     NOK                                                          00               1 987 000
     GBP                                                     540 000               1 981 000
---------------------------------------------- ------------------------- --------------------

ALL CONTRACTS ARE EXPECTED TO MATURE BEFORE THE END OF 2002



--------------------------------------------------------------------------------
NOTE VIII - SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY
            THE COMPANY AND THE US GAAP
--------------------------------------------------------------------------------

     The accompanying financial statements have been prepared in accordance with French GAAP, which differ in some respects from the accounting principles generally accepted in the United States of America ("US GAAP").

     The only significant difference that impacts the net equity and the net income of the Company corresponds to the accounting of foreign currency transactions in relation with hedging policy, as described hereafter.

1. DESCRIPTION OF THE SIGNIFICANT DIFFERENCE BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY MAR PROFUNDO GIRASSOL AND THE US GAAP

     FRENCH GAAP ACCOUNTING PRINCIPLES RELATED TO FOREIGN CURRENCY TRANSACTIONS

     Under French GAAP, as disclosed in Note I.3 to the financial statements of Mar Profundo Girassol, hedged foreign currency transactions are recorded using the average guaranteed exchange rate resulting from the forward exchange contracts used as hedges, which includes the discount or premiums from those various contracts. Discount or premiums resulting from further rollovers of these contracts are recorded in proportion to the percentage of completion of the project.

     US GAAP ACCOUNTING PRINCIPLES RELATED TO FOREIGN CURRENCY TRANSACTIONS

     FOR THE YEAR 2000

     Under US GAAP, transactions denominated in foreign currencies are recorded using the exchange rate prevailing at the date of the transaction, except for the portion being hedged which is recorded using the spot rate of the forward exchange contract designated as a hedge. Discounts of premiums of the forward exchange contract are recorded over the period covered by the hedge.

ALL AMOUNTS ARE PRESENTED IN THOUSANDS OF EUROS UNLESS STATED OTHERWISE.


     At year-end, cash, receivables and payables to be received in foreign currency, are translated at year-end exchange rates, the translation difference is recorded in net earnings except for the portion being hedged which is deferred.

     FOR THE YEAR 2001

     For US GAAP reconciliation purposes, the Company has adopted as of January 1, 2001, Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities issued by the Financial Accounting Standards Board (FASB) in June 1998. In June 1999, the FASB issued Statement No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133. In June 2000, the FASB issued Statement 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133. Statement 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative instrument's gains and losses to offset related results on the hedged item in the income statement, to the extent effective, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

     Cash inflows generated by the sale contract with Elf Exploration Angola are denominated in U.S. Dollars, and are, as mentioned in note I.3 used to cover cash outflows denominated in the same currency. Additionally, the Company uses foreign currency forwards to hedge the foreign currency risks related to certain cash outflows not denominated in USD, and to finally exchange U.S dollars in its functional currency.

     As of January 1, 2001, the Company identified the foreign currency component of its sale contract as an embedded foreign exchange derivative. A portion of each monthly USD cash inflows generated according to the provisions of the sale contract was designated under SFAS 133 either:

     1. as a fair value hedge of recognized liabilities and firm purchase commitments in USD or a cash-flow hedge of anticipated transactions denominated in such currency,

     2. or, if associated with forward exchange contracts, as a fair value hedge of recognized liabilities and firm purchase commitments in currencies others than USD or Euros or a cash-flow hedge of anticipated transactions denominated in such currencies.

     All residual USD cash inflows were converted in Euro using forward exchange contracts. Such hedge relationship is considered as a natural hedge under SFAS 133.

     As of December 31, 2001, due to the percentage of completion of the contract with Elf Exploration Angola almost all anticipated inflows and outflows have been invoiced, and/or accrued for in the balance sheet. All amounts recorded in OCI as of January 1, 2001 (MEUR 2,3) have been reclassified in earnings over the period (symmetrically with the hedged cash flows). As of December 31, 2001 all hedging relationships are natural hedges consisting of foreign currency receivables or payables, residual embedded derivative and hedging forward contracts.

ALL AMOUNTS ARE PRESENTED IN THOUSANDS OF EUROS UNLESS STATED OTHERWISE.


     Under French GAAP, all foreign currency transactions are recorded based on the average hedge rate and the derivative instruments are not recognized. Under US GAAP all revenues and expenses denominated in foreign currencies should be recorded using the exchange rate prevailing at the date of the transaction, except for those from which embedded derivatives were bifurcated which are recorded at the forward exchange rates prevailing as of the dates the contracts were signed. For US GAAP reconciliation purposes, all revenues and expenses were revalued accordingly which resulted in a reclassification of MEUR 33,8 from operating profit to financial profit. In addition, all receivables and payables were re-measured at closing spot rate and all outstanding derivatives (either embedded or freestanding) were recognized in the balance sheet. This adjustment resulted in a MEUR 3,3 net impact in earnings.

     Under French GAAP, gains and losses arising from the disposal of fixed assets are classified as extraordinary income. Under the US GAAP, such items would be a component of operating income/(expense). This difference would adjust operating income under US GAAP to the following:

                                                    2001    2000  1999 (Unaudited)
        ----------------------------------------- ------  ------  ----------------
        Operating income under Franch GAAP        17,714  29,536            45,504
        ----------------------------------------- ------  ------  ----------------
        Gains / (Losses) on fixed assets disposal      3    (290)            (155)
        ----------------------------------------- ------  ------  ----------------
        Operating income under US GAAP            17,711  29,246            45,349
        ----------------------------------------- ------  ------  ----------------

2.   QUANTIFICATION OF THE DIFFERENCE ON 2000 AND 2001 NET INCOME AND NET EQUITY

        (IN MILLIONS OF EURO)

                                                              2001      2000
        ------------------------------------------------- --------- ---------
        Net income / (loss), as reported                      17,3      27,3
        ------------------------------------------------- --------- ---------
        Foreign Currency transactions adjustment               3,3       0,5
        ------------------------------------------------- --------- ---------
        Net income / (loss) in accordance with US GAAP        20,6      27,8
        ------------------------------------------------- --------- ---------


         The net income of French "G.I.E." is immediately shared proportionately among its partners. Thus, the adjustments cannot be reflected in Net Equity, which only corresponds to the result of the year.